Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Bit Digital, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)(3)	Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	5,000,000.00	$2.49	$12,425,000.00	0.00014760	$1,833.93
Total Offering Amounts				–	$12,425,000.00	–	$1,833.93
Total Fee Offsets				–	–	–	0
Net Fee Due				–	–	–	$1,833.93

(1)	Represents an aggregate of 5,000,000 Ordinary Shares issuable upon exercise of stock options, restricted stock awards, or otherwise granted, or to be granted pursuant to the Bit Digital, Inc. 2023 Omnibus Equity Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of Ordinary Shares which may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Any Ordinary Shares covered by an option or award granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, based upon the last sale price of the Registrant’s Ordinary Shares, as reported on the Nasdaq Capital Market on February 5, 2024.